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                               EXHIBIT 99.C.1(a)

                      Consent of Coopers & Lybrand L.L.P.

                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
C.M. Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement of C.M. Life Variable Life Separate Account I on Form S-6 (Registration No. 33-91072), of our report, dated February 18, 1998 on our audits of C.M. Life Variable Life Separate Account I, and our report dated February 6, 1998 on our audits of the statutory financial statements of C.M. Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Experts."
                                   Coopers & Lybrand L.L.P.

Springfield, Massachusetts
April 24, 1998

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